EXHIBIT 99.1
ENTERPRISE FINANCIAL SERVICES CORP REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Fourth Quarter Results
•Net income of $54.8 million, or $1.45 per diluted common share, compared to $1.19 in the linked quarter and $1.28 in the prior year quarter
•Net interest margin (“NIM”) of 4.26%, quarterly increase of 3 basis points
•Net interest income of $168.2 million, quarterly increase of $9.9 million
•Total loans of $11.8 billion, quarterly increase of $217.2 million
•Total deposits of $14.6 billion, quarterly increase of $1.0 billion
•Return on average assets (“ROAA”) of 1.27%, compared to 1.11% in the linked quarter and 1.27% in the prior year quarter
•Return on average tangible common equity (“ROATCE”)1 of 14.02%, compared to 11.56% in the linked quarter and 13.63% in the prior year quarter
•Repurchased 67,000 shares and increased quarterly dividend $0.01 to $0.33 per common share for the first quarter 2026
•Completed branch acquisition of 10 branches in Arizona and two branches in Kansas, adding $292.0 million in loans and $609.5 million in deposits

2025 Results
•Net income of $201.4 million, or $5.31 per diluted common share, compared to $4.83 in the prior year
•Net interest income of $626.7 million, an increase of $58.6 million compared to the prior year
•Total loans increased $580.0 million, or 5%
•Total deposits increased $1.5 billion, or 11%
•ROAA of 1.24%, compared to 1.25% in the prior year
•ROATCE1 of 13.34%, compared to 13.58% in the prior year
•Tangible common equity to tangible assets1 of 9.07%
•Tangible book value per common share1 of $41.37, an increase of $4.10, or 11%, from the prior year
•Repurchased 258,739 shares and increased common dividends $0.16 to $1.22 for 2025

St. Louis, Mo. January 26, 2026 – Jim Lally, President and Chief Executive Officer of Enterprise Financial Services Corp (Nasdaq: EFSC) (the “Company” or “EFSC”), commented, “I am proud of how we ended 2025, which was another successful year for the Company. The completion of the branch acquisition in Arizona and Kansas during the quarter has enhanced our funding profile and strengthened our position in two important markets.”

Lally added, “We reported diluted earnings per share of $1.45 for the fourth quarter and $5.31 for the full year 2025. Our earnings resulted in a 1.27% ROAA and a 14.02% ROATCE1 for the fourth quarter. For the full year, we had a 1.24% ROAA and a 13.34% ROATCE. We leveraged our capital position in the year to execute on the branch acquisition, increase our common stock dividends 15% and repurchase $14.1 million of common stock, while still increasing tangible book value by 11% in 2025. This represents the 14th consecutive year that we have increased our tangible book value per share, with an 11% compound annual growth rate during that period. Similarly, we have increased our common stock dividend for 11 consecutive years with a 17% compound annual growth rate.”
1 ROATCE, tangible common equity to tangible assets, and tangible book value per common share are non-GAAP measures. Please refer to discussion and reconciliation of these measures in the accompanying financial tables.

“I am also pleased that we made significant progress at the end of the year in resolving the large nonperforming credit relationship that has been previously disclosed. As we had expected, we were able to foreclose on the majority of the properties without taking a net loss on the transactions. As we enter a new year, I am confident that we will continue to improve our asset quality metrics and that the investments we have made in our associates and technology, combined with our high customer service levels and a strong balance sheet, will drive financial and operational success in 2026.”

Full-Year Highlights
For 2025, net income was $201.4 million, or $5.31 per diluted share, compared to $185.3 million, or $4.83 per diluted share, in 2024. Pre-provision net revenue (“PPNR”)2 for 2025 was $274.7 million, compared to $255.2 million in 2024. The increase in PPNR2 in 2025 was primarily due to higher net interest income that benefited from an organic increase in average interest-earning asset balances and liquidity provided through the branch acquisition, and lower rates paid on interest-bearing liabilities. These increases were partially offset by an increase in noninterest expense due to the branch acquisition, merit increases, higher headcount and higher deposit costs from growth in the deposit verticals.

Net interest income of $626.7 million increased $58.6 million over the prior year. NIM increased to 4.21% in 2025, from 4.16% in 2024, primarily due to higher average loan and securities balances, as well as higher yields on the securities portfolio. Average loans and securities increased $472.6 million and $753.8 million, respectively, compared to 2024. While the decline in market interest rates reduced the yield on loans 28 basis points, the yield on securities increased 51 basis points. Net interest income in 2025 also benefited from lower short-term interest rates that decreased deposit interest expense. Since September 2024, the Federal Reserve has reduced the federal funds target rate 175 basis points. In response, the Company has proactively adjusted deposit pricing to partially mitigate the impact on income from the repricing of variable rate loans.

Noninterest income was $113.1 million, an increase of $43.4 million from $69.7 million in 2024. Noninterest income in 2025 includes $32.1 million of anticipated insurance proceeds from a pending claim related to a recapture event during the third quarter 2025 with respect to a $24.1 million solar tax credit. There is an offsetting amount of $32.1 million in income tax expense related to the solar tax credit recapture.

Noninterest expense was $429.8 million in 2025, a 12% increase from $385.0 million in 2024. The increase was primarily from higher deposit costs due to an increase in average deposit vertical balances, an increase in compensation due an expanded associate base and the onboarding of the associates from the branch acquisition, along with other expenses related to the branch acquisition. The increase was partially offset by a $4.9 million decline in core conversion expenses due to the completion of the core implementation in the fourth quarter 2024. The core efficiency ratio2 was 59.3% in 2025, compared to 58.4% in 2024.

Nonperforming assets were 0.95% of total assets at the end of 2025, compared to 0.30% at the end of 2024. Net charge-offs were 0.21% of average loans in 2025, compared to 0.16% in 2024. The allowance for credit losses was 1.19% of total loans at the end of 2025, compared to 1.23% at the end of 2024. Excluding guaranteed portions of loans, the allowance to loans ratio2 was 1.29% and 1.34% at the end of 2025 and 2024, respectively. The provision for credit losses was $26.3 million and $21.5 million in 2025 and 2024, respectively.

The Company maintained a strong liquidity position in 2025, with total deposits of $14.6 billion, a loan-to-deposit ratio of 80.8% and cash and investment securities of $4.5 billion as of December 31, 2025. This compares to total deposits of $13.1 billion, a loan-to-deposit ratio of 85.3% and cash and investment securities of $3.6 billion at the end of 2024. Noninterest-bearing deposits comprise 33.4% of total deposits at December 31, 2025, compared to 34.1% at the end of 2024. Excluding brokered certificates of deposits, core deposits as of December 31, 2025 totaled $13.9 billion, an increase of $1.2 billion from the prior year.
2 PPNR, core efficiency ratio, and allowance to loans ratio excluding guaranteed loans are non-GAAP measures. Please refer to discussion and reconciliation of these measures in the accompanying financial tables.

Total stockholders’ equity was $2.0 billion and $1.8 billion as of December 31, 2025 and December 31, 2024, respectively. The increase was primarily due to net income of $201.4 million, offset by dividends and $14.1 million of common stock repurchases in 2025. The Company returned $45.1 million, or $1.22 per share, to common stockholders and $3.8 million, or $50.00 per share, to preferred stockholders in 2025.

Fourth Quarter Highlights

•Earnings - Net income in the fourth quarter 2025 was $54.8 million, an increase of $9.6 million and $6.0 million compared to the linked and prior year quarters, respectively. Earnings per diluted share was $1.45 for the fourth quarter 2025, compared to $1.19 and $1.28 for the linked and prior year quarters, respectively. Adjusted diluted earnings per common share3 was $1.36 for the fourth quarter 2025, compared to $1.20 and $1.32 for the linked and prior year quarters, respectively.

•PPNR3 - PPNR of $74.8 million in the fourth quarter 2025 increased $9.2 million and $5.4 million from the linked and prior year quarters, respectively. The increases were primarily due to an increase in net interest income from higher average balances in the loan and securities portfolios, partially offset by an increase in noninterest expense.

•Net interest income and NIM - Net interest income of $168.2 million for the fourth quarter 2025 increased $9.9 million and $21.8 million from the linked and prior year quarters, respectively. NIM was 4.26% for the fourth quarter 2025, compared to 4.23% and 4.13% for the linked and prior year quarters, respectively. Compared to the linked quarter, net interest income increased due to higher average loan balances, higher average securities balances and yields, and lower short-term interest rates that decreased the rates paid on interest-bearing liabilities.
•Noninterest income - Noninterest income of $25.4 million for the fourth quarter 2025 decreased $23.2 million from the linked quarter and increased $4.8 million from the prior year quarter. The decrease from the linked quarter was primarily due to the anticipated insurance proceeds from the tax credit recapture in the linked quarter that did not reoccur. Excluding this item, noninterest income increased $8.9 million from the linked quarter primarily due to an increase in tax credit income as a result of higher volumes and a higher net gain on other real estate owned (“OREO”). Compared to the prior year quarter, the increase was primarily related to a higher net gain on OREO, partially offset by a decrease in tax credit income.
•Noninterest expense - Noninterest expense of $114.5 million for the fourth quarter 2025 increased $4.7 million and $15.0 million from the linked and prior year quarters, respectively. The increase from linked and prior year quarters was primarily driven by higher employee compensation and other expenses related to the branch acquisition. Compared to the prior year quarter, the increase was also attributed to higher deposit costs.
•Loans - Total loans increased $217.2 million from the linked quarter to $11.8 billion as of December 31, 2025, including $292.0 million from the branch acquisition. Loan growth for the quarter was also impacted by the transfer of $68.1 million in book value loans to OREO. Average loans totaled $11.8 billion for the fourth quarter 2025, compared to $11.5 billion and $11.1 billion for the linked and prior year quarters, respectively.
•Asset quality - The allowance for credit losses to loans was 1.19% at December 31, 2025, compared to 1.29% at September 30, 2025 and 1.23% at December 31, 2024. The ratio of nonperforming assets to total assets was 0.95% at December 31, 2025, compared to 0.83% and 0.30% at September 30, 2025 and December 31, 2024, respectively. The provision for credit losses recorded in the fourth quarter 2025 was $9.2 million, compared to $8.4 million and $6.8 million for the linked and prior year quarters, respectively.
3 Adjusted diluted earnings per share and PPNR are non-GAAP measures. Please refer to discussion and reconciliation of these measures in the accompanying financial tables.

•Deposits - Total deposits increased $1.0 billion from the linked quarter to $14.6 billion as of December 31, 2025, including $609.5 million from the branch acquisition. Excluding brokered certificates of deposits, deposits increased $1.1 billion from the linked quarter. Average deposits totaled $14.5 billion for the fourth quarter 2025, compared to $13.6 billion and $13.0 billion for the linked and prior year quarters, respectively. At December 31, 2025, noninterest-bearing deposits totaled $4.9 billion, or 33.4% of total deposits, and the loan to deposit ratio was 80.8%.

•Capital - Total stockholders’ equity was $2.0 billion and tangible common equity to tangible assets4 was 9.07% at December 31, 2025, compared to 9.60% at September 30, 2025. Enterprise Bank & Trust remains “well-capitalized,” with a common equity tier 1 ratio of 11.9% and a total risk-based capital ratio of 13.0% as of December 31, 2025. The Company’s common equity tier 1 ratio and total risk-based capital ratio was 11.6% and 13.9%, respectively, at December 31, 2025.

The Company’s Board of Directors approved a quarterly dividend of $0.33 per common share, payable on March 31, 2026 to stockholders of record as of March 13, 2026. The Board of Directors also declared a cash dividend of $12.50 per share of Series A Preferred Stock (or $0.3125 per depositary share) representing a 5% per annum rate for the period commencing (and including) December 15, 2025 to (but excluding) March 15, 2026. The dividend will be payable on March 15, 2026 and will be paid on March 16, 2026 to stockholders of record on February 27, 2026.

4 Tangible common equity to tangible assets is a non-GAAP measure. Please refer to discussion and reconciliation of this measure in the accompanying financial tables.

Net Interest Income and NIM
Average Balance Sheets
The following table presents, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as, the corresponding interest rates earned and paid, all on a tax-equivalent basis.

	Quarter ended
	December 31, 2025			September 30, 2025			December 31, 2024
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans[1,2]	11,794,459	193,587	6.51%	11,454,183	191,589	6.64%	11,100,112	187,761	6.73%
Taxable securities	2,331,562	24,464	4.16	2,100,748	21,705	4.10	1,693,257	15,566	3.66
Non-taxable securities[2]	1,292,403	12,263	3.76	1,252,557	11,503	3.64	1,054,806	8,713	3.29
Total securities	3,623,965	36,727	4.02	3,353,305	33,208	3.93	2,748,063	24,279	3.51
Interest-earning deposits	552,843	5,436	3.90	328,392	3,638	4.40	474,878	5,612	4.70
Total interest-earning assets	15,971,267	235,750	5.86	15,135,880	228,435	5.99	14,323,053	217,652	6.05
Noninterest-earning assets	1,128,162			1,042,208			986,524
Total assets	$17,099,429			$16,178,088			$15,309,577

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand accounts	$3,550,349	$17,236	1.93%	$3,298,022	$17,488	2.10%	$3,238,964	$19,517	2.40%
Money market accounts	3,948,405	27,611	2.77	3,706,891	28,734	3.08	3,588,326	30,875	3.42
Savings accounts	540,764	168	0.12	532,015	183	0.14	547,176	278	0.20
Certificates of deposit	1,659,905	15,223	3.64	1,609,346	15,210	3.75	1,361,575	14,323	4.18
Total interest-bearing deposits	9,699,423	60,238	2.46	9,146,274	61,615	2.67	8,736,041	64,993	2.96
Subordinated debentures and notes	93,654	1,561	6.61	136,895	2,683	7.78	156,472	2,634	6.70
FHLB advances	11,620	127	4.34	106,130	1,207	4.51	3,370	42	4.96
Securities sold under agreements to repurchase	170,058	1,065	2.48	159,039	1,155	2.88	156,082	1,245	3.17
Other borrowings	97,196	1,108	4.52	56,164	444	3.14	36,201	96	1.05
Total interest-bearing liabilities	10,071,951	64,099	2.52	9,604,502	67,104	2.77	9,088,166	69,010	3.02

Noninterest-bearing liabilities:
Demand deposits	4,837,958			4,458,028			4,222,115
Other liabilities	167,048			151,432			154,787
Total liabilities	15,076,957			14,213,962			13,465,068
Stockholders' equity	2,022,472			1,964,126			1,844,509
Total liabilities and stockholders' equity	$17,099,429			$16,178,088			$15,309,577

Total net interest income		$171,651			$161,331			$148,642
Net interest margin			4.26%			4.23%			4.13%

[1] Average balances include nonaccrual loans. Interest income includes loan fees of $1.7 million, $1.9 million, and $2.4 million for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024, respectively.

[2] Non-taxable income is presented on a fully tax-equivalent basis using a tax rate of approximately 25%. The tax-equivalent adjustments were $3.5 million, $3.0 million, and $2.3 million for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024, respectively.

Net interest income for the fourth quarter was $168.2 million, an increase of $9.9 million and $21.8 million from the linked and prior year quarters, respectively. Net interest income on a tax equivalent basis was $171.7 million, $161.3 million, and $148.6 million for the current, linked and prior year quarters, respectively. The increase from the linked and prior year quarters was primarily due to growth in interest-earning assets and lower rates paid on interest-bearing liabilities, specifically money market accounts and interest-bearing transaction accounts. In the linked quarter, the Company redeemed $63.3 million of subordinated debt at a floating rate of three-month Term SOFR plus a spread of 5.66% that was replaced by a $63.3 million single advance term loan. The term loan is payable in quarterly installments on March 31, June 30, September 30 and December 31 with a final installment due on the five year anniversary of the initial advance date. The interest rate on the term loan is one-month Term SOFR plus 2.50%.

Since September 2024, the Federal Reserve has reduced the federal funds target rate 175 basis points. In response, the Company has proactively adjusted deposit pricing to partially mitigate the impact on income from the repricing of variable rate loans.

Interest income for the fourth quarter increased $6.9 million and $16.9 million as compared to the linked and prior year quarters, respectively. The increase from the linked quarter was primarily due to an increase of $340.3 million in average loan balances, primarily from the branch acquisition during the quarter, a $270.7 million increase in average securities balance as we deployed liquidity from the branch acquisition into yielding assets, and a nine basis point increase in the yield on securities due to new purchases and reinvestment of cash flows from the runoff of lower yielding investments. Compared to the prior year quarter, interest-earning assets increased $1.6 billion. Continued success in organic and acquired deposit generation has increased liquidity, which has been primarily deployed into the securities portfolio.

The average interest rate of new loan originations in the fourth quarter 2025 was 6.75%, a decrease of 23 basis points from the linked quarter. Investment purchases in the fourth quarter 2025 had a weighted average, tax equivalent yield of 4.61%.

Interest expense decreased $3.0 million and $4.9 million in the fourth quarter 2025 as compared to the linked and prior year quarters primarily due to decreased interest paid on interest-bearing deposits. The average cost of interest-bearing deposits was 2.46%, a decrease of 21 and 50 basis points compared to the linked and prior year quarters, respectively. The total cost of deposits, including noninterest-bearing demand accounts, was 1.64% during the fourth quarter 2025, compared to 1.80% and 2.00% in the linked and prior year quarters, respectively.

NIM, on a tax equivalent basis, was 4.26% in the fourth quarter 2025, an increase of three basis points and 13 basis points from the linked and prior year quarters, respectively. Included in net interest income and NIM is the net amortization of purchase accounting premiums and discounts from acquired loan portfolios. The net amount of amortization or accretion each quarter is impacted by repayment patterns on the individual loans with a premium or discount. The net effect of loan purchase accounting amortization did not effect NIM in the fourth quarter, while it reduced NIM two basis points in both the linked and prior year quarters. For the month of December 2025, the loan portfolio yield was 6.53% and the cost of total deposits was 1.59%.
Investments

	At
	December 31, 2025		September 30, 2025		December 31, 2024
($ in thousands)	Carrying Value	Net Unrealized Loss	Carrying Value	Net Unrealized Loss	Carrying Value	Net Unrealized Loss
Available-for-sale (AFS)	$2,655,035	$(83,258)	$2,351,493	$(102,269)	$1,862,270	$(163,212)
Held-to-maturity (HTM)	1,074,957	(35,288)	1,081,847	(49,656)	928,935	(70,321)
Total	$3,729,992	$(118,546)	$3,433,340	$(151,925)	$2,791,205	$(233,533)

Investment securities totaled $3.7 billion at December 31, 2025, an increase of $296.7 million from the linked quarter. Tangible common equity to tangible assets adjusted for unrealized losses on held-to-maturity securities5 was 8.91% at December 31, 2025, compared to 9.37% at September 30, 2025.
5 Tangible common equity to tangible assets adjusted for unrealized losses on held-to-maturity securities is a non-GAAP measure. Please refer to discussion and reconciliation of this measure in the accompanying financial tables.

Loans
The following table presents total loans for the most recent five quarters:

	At
	December 31, 2025
($ in thousands)	Legacy EFSC***	Branch Acquisition***	Consolidated	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
C&I	$2,521,959	$84,513	$2,606,472	$2,320,868	$2,316,609	$2,198,802	$2,139,032
CRE investor owned	2,702,061	84,078	2,786,139	2,626,657	2,547,859	2,487,375	2,405,356
CRE owner occupied	1,286,900	117,804	1,404,704	1,296,902	1,281,572	1,292,162	1,305,025
SBA loans*	1,262,456	—	1,262,456	1,257,817	1,249,225	1,283,067	1,298,007
Sponsor finance*	694,905	—	694,905	774,142	771,280	784,017	782,722
Life insurance premium finance*	1,187,128	—	1,187,128	1,151,700	1,155,623	1,149,119	1,114,299
Tax credits*	802,818	—	802,818	780,767	708,401	677,434	760,229
Residential real estate	357,616	4,662	362,278	359,315	356,722	357,615	350,640
Construction and land development	633,651	152	633,803	784,218	773,122	800,985	794,240
Consumer**	58,889	746	59,635	230,723	248,427	268,187	270,805
Total loans	$11,508,383	$291,955	$11,800,338	$11,583,109	$11,408,840	$11,298,763	$11,220,355

Quarterly loan yield			6.51%	6.64%	6.64%	6.57%	6.73%

Loans by rate type (to total loans):
Fixed			40%	41%	40%	39%	40%
Variable:			60%	59%	60%	61%	60%
SOFR			30%	29%	29%	29%	28%
Prime			23%	23%	24%	24%	24%
Other			7%	7%	7%	8%	8%

Variable interest rate loans to total loans, adjusted for interest rate hedges			56%	55%	56%	56%	55%

*Specialty loan category
**Certain loans were reclassified from Consumer and into other categories in the fourth quarter of 2025. Prior period amounts were not adjusted.
***Amounts reported are as of December 31, 2025 and are separately shown attributable to the acquired branches’ loan portfolio acquired on October 10, 2025, and the Company’s pre-branch acquisition loan portfolio.

Loans totaled $11.8 billion at December 31, 2025, increasing $217.2 million from the linked quarter. The increase was driven primarily by $292.0 million of loans acquired in the branch acquisition, partially offset by the $68.1 million book value of loans transferred to OREO in the quarter. Average line utilization was approximately 44% for the quarter ended December 31, 2025, compared to 45% and 42% for the linked and prior year quarters, respectively.

Asset Quality
The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	At
($ in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Nonperforming loans*	$82,809	$127,878	$105,807	$109,882	$42,687
Other[1]	81,544	7,821	8,221	3,271	3,955
Nonperforming assets*	$164,353	$135,699	$114,028	$113,153	$46,642

Nonperforming loans to total loans	0.70%	1.10%	0.93%	0.97%	0.38%
Nonperforming assets to total assets	0.95%	0.83%	0.71%	0.72%	0.30%
Allowance for credit losses	$140,022	$148,854	$145,133	$142,944	$137,950
Allowance for credit losses to loans	1.19%	1.29%	1.27%	1.27%	1.23%
Allowance for credit losses to nonperforming loans*	169.1%	116.4%	137.2%	130.1%	323.2%
Quarterly net charge-offs (recoveries)	$20,674	$4,057	$630	$(1,059)	$7,131

*Guaranteed balances excluded	$28,903	$33,475	$26,536	$22,607	$21,974
1OREO and repossessed assets

Nonperforming assets increased $28.7 million during the fourth quarter 2025 and increased $117.7 million from the prior year quarter. The increase in nonperforming assets from the prior year quarter is primarily related to seven commercial real estate loans to special purpose entities (each an “SPE Borrower”) affiliated with two commercial banking relationships in Southern California that share some common ownership. Litigation resulting from a business dispute between the owners of the entities resulted in all of the SPE Borrowers filing bankruptcy in the first quarter of 2025, which was subsequently dismissed.

In the current quarter, the Company foreclosed on six of the seven properties serving as collateral for the loans. The six properties with a book value of $67.6 million were transferred to OREO at fair market value, less selling costs, resulting in a charge-off of $4.0 million and a gain on transfer of $6.2 million. While the charge-off and gain are reported in different income statement line items (provision for credit losses and noninterest income, respectively), the foreclosure of these properties resulted in a net gain of $2.2 million. It is anticipated that the seventh property with a book value of $4.0 million will be foreclosed on in the first quarter of 2026. The following table provides a summary of the foreclosed properties by collateral type:

($ in thousands)	Fair market value, less selling costs	Carrying value	Charge-off	Gain
Commercial real estate - investor owned:
Multifamily	$13,240	$17,209	$3,969	$—
Mixed use	49,760	44,341	—	2,066
Total commercial real estate - investor owned	$63,000	$61,550	$3,969	$2,066

Residential real estate:
Duplex	$3,520	$1,792	$—	$1,567
Condominiums	6,960	4,211	—	2,547
Total residential real estate	10,480	6,003	—	4,114
Total	$73,480	$67,553	$3,969	$6,180

Other than these foreclosures, the change in nonperforming assets from the linked quarter was driven primarily by net charge-offs of $20.7 million and a relationship with two loans totaling $28.0 million that went on nonaccrual. These loans are well-secured with real estate collateral and the Company expects to collect the full value of the outstanding loans. Annualized net charge-offs totaled 70 basis points of average loans in the fourth quarter 2025, compared to 14 basis points in the linked quarter and 26 basis points in the prior year quarter. Net charge-offs totaled 21 basis points of average loans in 2025, compared to 16 basis points in 2024.

The provision for credit losses totaled $9.2 million in the fourth quarter 2025, compared to $8.4 million and $6.8 million in the linked and prior year quarters, respectively. The provision for credit losses in the fourth quarter 2025 was primarily related to net charge-offs. The Company adopted a new accounting standard in the current quarter that resulted in the $3.3 million credit mark on the acquired loan portfolio from the branch acquisition being added directly to the allowance for credit losses in purchase accounting and no provision for credit losses was recognized on the acquired loans.

Deposits
The following table presents deposits broken out by type for the most recent five quarters:

	At
	December 31, 2025
($ in thousands)	Legacy EFSC[a]	Branch Acquisition[a]	Consolidated	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Noninterest-bearing demand accounts	$4,661,613	$212,502	$4,874,115	$4,386,513	$4,322,332	$4,285,061	$4,484,072
Interest-bearing demand accounts	3,428,162	109,172	3,537,334	3,301,621	3,184,670	3,193,903	3,175,292
Money market and savings accounts	4,288,521	239,989	4,528,510	4,228,605	4,209,032	4,167,375	4,117,524
Brokered certificates of deposit	721,977	—	721,977	762,499	752,422	542,172	484,588
Other certificates of deposit	899,573	47,833	947,406	888,674	848,903	845,719	885,016
Total deposit portfolio	$13,999,846	$609,496	$14,609,342	$13,567,912	$13,317,359	$13,034,230	$13,146,492

Noninterest-bearing deposits to total deposits			33.4%	32.3%	32.5%	32.9%	34.1%
Total costs of deposits			1.64%	1.80%	1.82%	1.83%	2.00%
[a] Amounts reported are as of December 31, 2025 and are separately shown attributable to the acquired branches’ deposit portfolio acquired on October 10, 2025, and the Company’s pre-branch acquisition deposit portfolio.

Total deposits at December 31, 2025 were $14.6 billion, an increase of $1.0 billion and $1.5 billion from the linked and prior year quarters, respectively. Excluding brokered certificates of deposits, deposits increased $1.1 billion and $1.2 billion from the linked and prior year quarters, respectively. The increase was driven primarily by $609.5 million of deposits acquired in the branch acquisition and organic growth. Reciprocal deposits, which are placed through third party programs to provide FDIC insurance on larger deposit relationships, totaled $1.4 billion at both December 31, 2025 and September 30, 2025.

Noninterest Income
The following table presents a comparative summary of the major components of noninterest income for the periods indicated:

	Quarter ended
	Linked quarter comparison				Prior year comparison
($ in thousands)	December 31, 2025	September 30, 2025	Increase (decrease)		December 31, 2024	Increase (decrease)
Deposit service charges	$5,081	$4,935	$146	3%	$4,730	$351	7%
Wealth management revenue	2,642	2,571	71	3%	2,719	(77)	(3)%
Card services revenue	2,621	2,535	86	3%	2,484	137	6%
Tax credit income (loss)	3,180	(300)	3,480	NM	6,018	(2,838)	(47)%
Anticipated insurance recoveries	—	32,112	(32,112)	(100)%	—	—	—%
Net gain (loss) on OREO	6,169	7	6,162	NM	(68)	6,237	NM
Other income	5,719	6,764	(1,045)	(15)%	4,748	971	20%
Total noninterest income	$25,412	$48,624	$(23,212)	(48)%	$20,631	$4,781	23%

NM - Not meaningful

Total noninterest income for the fourth quarter 2025 was $25.4 million, a decrease of $23.2 million and an increase of $4.8 million from the linked and prior year quarters, respectively. The decrease from the linked quarter was primarily driven by the $32.1 million in accrued insurance proceeds that are anticipated to be received as a result of the recaptured tax credits recognized in the linked quarter that did not reoccur, partially offset by a $6.2 million net gain on OREO and an increase of $3.5 million in tax credit income. Tax credit income is typically highest in the fourth quarter of each year and will vary in other periods based on transaction volumes and fair value changes on credits carried at fair value. The increase from the prior year quarter was primarily due to a $6.2 million net gain on OREO, partially offset by a $2.8 million decrease in tax credit income.

The following table presents a comparative summary of the major components of other income for the periods indicated:

	Quarter ended
	Linked quarter comparison				Prior year comparison
($ in thousands)	December 31, 2025	September 30, 2025	Increase (decrease)		December 31, 2024	Increase (decrease)
BOLI	$1,925	$2,062	$(137)	(7)%	$895	$1,030	115%
Community development investments	922	309	613	198%	297	625	210%
Gain on SBA loan sales	—	1,140	(1,140)	(100)%	—	—	—%
Private equity fund distributions	226	626	(400)	(64)%	320	(94)	(29)%
Servicing fees	517	587	(70)	(12)%	528	(11)	(2)%
Swap fees	159	341	(182)	(53)%	972	(813)	(84)%
Miscellaneous income	1,970	1,699	271	16%	1,736	234	13%
Total other income	$5,719	$6,764	$(1,045)	(15)%	$4,748	$971	20%

Other income in the fourth quarter 2025 decreased $1.0 million and increased $1.0 million compared to the linked and prior year quarters, respectively. The decrease from the linked quarter was primarily driven by a gain on SBA loan sales in the linked quarter that did not reoccur in the current period. Compared to the prior year quarter, the increase in other income was related to an increase in BOLI income due to the purchase of additional life insurance policies and higher community development investment income, partially offset by lower swap fee income.

Community development investment income is not a consistent source of income and fluctuates based on distributions from the underlying funds.

Noninterest Expense
The following table presents a comparative summary of the major components of noninterest expense for the periods indicated:

	Quarter ended
	Linked quarter comparison						Prior year comparison
	December 31, 2025
($ in thousands)	Legacy EFSC[a]	Branch Acquisition[a]	Consolidated	September 30, 2025	Increase (decrease)		December 31, 2024	Increase (decrease)
Employee compensation and benefits	$48,029	$2,120	$50,149	$49,640	$509	1%	$46,168	$3,981	9%
Deposit costs	27,471	—	27,471	27,172	299	1%	22,881	4,590	20%
Occupancy	5,006	758	5,764	4,895	869	18%	4,336	1,428	33%
Core conversion expense	—	—	—	—	—	—%	1,893	(1,893)	(100)%
Acquisition costs	2,548	—	2,548	609	1,939	318%	—	2,548	—%
FDIC special assessment	(652)	—	(652)	—	(652)	—%	—	(652)	—%
Other expense	27,888	1,364	29,252	27,474	1,778	6%	24,244	5,008	21%
Total noninterest expense	$110,290	$4,242	$114,532	$109,790	$4,742	4%	$99,522	$15,010	15%

[a] Amounts reported are for the quarter ended December 31, 2025 and are separately shown attributable to the acquired branches’ noninterest expense, and the Company’s legacy branch noninterest expense.

Noninterest expense was $114.5 million for the fourth quarter 2025, a $4.7 million and $15.0 million increase from the linked and prior year quarters, respectively. Acquisition costs related to the branch acquisition that was completed during the current quarter increased $1.9 million compared to the linked quarter. Employee compensation and benefits increased $4.0 million from the prior year quarter because of an increase in the associate base and merit increases throughout 2025. Compared to the prior year quarter, the increase was also related to an increase in acquisition costs of $2.5 million and an increase of $4.6 million in deposit costs due to higher average deposit vertical balances.

For the fourth quarter 2025, the Company’s core efficiency ratio6 was 58.3% for the quarter ended December 31, 2025, compared to 61.0% for the linked quarter and 57.1% for the prior year quarter.

Income Taxes
The Company’s effective tax rate was 21.5% in the fourth quarter 2025, compared to 49.0% and 19.5% in the linked and prior year quarters, respectively. Included in tax expense during the linked quarter was $24.1 million in transferrable tax credits that were recaptured as discussed above and approximately $8.0 million of incremental tax liability attributable to the anticipated insurance proceeds from the insured recaptured credits. Excluding the impact of the recaptured tax credits and related insurance proceeds, the adjusted effective tax rate6 for the third quarter 2025 was 20.0%. As part of the normal, ongoing review of state tax apportionment, the Company's state statutory tax rate was increased in the fourth quarter. Due to the increase, the Company’s federal and state statutory tax rate is a combined 25.1%, and after adjusting for permanent tax differences, the Company’s adjusted effective tax rate for 2025 is approximately 20.0%.
6 Core efficiency ratio and adjusted effective tax rate are non-GAAP measures. Please refer to discussion and reconciliation of these measures in the accompanying financial tables.

Capital
The following table presents total equity and various EFSC capital ratios for the most recent five quarters:

	At
($ in thousands)	December 31, 2025*	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Stockholders’ equity	$2,039,386	$1,982,332	$1,922,899	$1,868,073	$1,824,002
Total risk-based capital to risk-weighted assets	13.9%	14.4%	14.7%	14.7%	14.6%
Tier 1 capital to risk-weighted assets	12.8%	13.3%	13.2%	13.1%	13.1%
Common equity tier 1 capital to risk-weighted assets	11.6%	12.0%	11.9%	11.8%	11.8%
Leverage ratio	10.5%	11.1%	11.1%	11.0%	11.1%
Tangible common equity to tangible assets	9.07%	9.60%	9.42%	9.30%	9.05%

*Capital ratios for the current quarter are preliminary and subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

Total equity was $2.0 billion at December 31, 2025, an increase of $57.1 million from the linked quarter. The Company’s tangible common book value per common share7 was $41.37 at December 31, 2025, compared to $41.58 and $37.27 in the linked and prior year quarters, respectively.

The Company’s regulatory capital ratios continue to exceed the “well-capitalized” regulatory benchmark. Capital ratios for the current quarter are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

Use of Non-GAAP Financial Measures
The Company’s accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as tangible common equity, PPNR, ROATCE, adjusted ROATCE, core efficiency ratio, adjusted effective tax rate, tangible common equity to tangible assets ratio, tangible common equity to tangible assets ratio adjusted for unrealized losses on held-to-maturity securities, tangible book value per common share, adjusted return on average common equity, allowance for credit losses to total loans excluding guaranteed loans, adjusted ROAA, and adjusted diluted earnings per share, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

7 Tangible common book value per common share is a non-GAAP measure. Please refer to discussion and reconciliation of this measure in the accompanying financial tables.

The Company considers its tangible common equity, PPNR, ROATCE, adjusted ROATCE, core efficiency ratio, adjusted effective tax rate, tangible common equity to tangible assets ratio, tangible common equity to tangible assets ratio adjusted for unrealized losses on held-to-maturity securities, tangible book value per common share, adjusted return on average common equity, allowance for credit losses to total loans excluding guaranteed loans, adjusted ROAA, and adjusted diluted earnings per share, collectively “core performance measures,” presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. Core performance measures exclude certain other income and expense items, such as the FDIC special assessment, core conversion expenses, acquisition costs, accrued insurance proceeds anticipated to be received as a result of recaptured tax credits, net gain or loss on OREO, and net gain or loss on sales of investment securities, that the Company believes to be not indicative of or useful to measure the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that tangible common equity to tangible assets provides useful information to investors about the Company’s capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measures for the periods indicated.

Conference Call and Webcast Information
The Company will host a conference call and webcast at 10:00 a.m. Central Time on Tuesday, January 27, 2026. During the call, management will review the fourth quarter 2025 results and related matters. This press release as well as a related slide presentation will be accessible on the Company’s website at www.enterprisebank.com under “Investor Relations” prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-715-9871. After connecting, you may say the name of the conference or enter the Conference ID 30174. We encourage participants to pre-register for the conference call using the following link: https://bit.ly/EFSC4Q2025EarningsCallRegistration. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. A recorded replay of the conference call will be available on the website after the call’s completion. The replay will be available for at least two weeks following the conference call.

About Enterprise Financial Services Corp
Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $17.3 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates branch offices in Arizona, California, Florida, Kansas, Missouri, Nevada, and New Mexico, and SBA loan and deposit production offices throughout the country. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

Forward-looking Statements
Readers should note that, in addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, liquidity, yields and returns, loan diversification and credit management, stockholder value creation and the impact of acquisitions.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “pro forma”, “pipeline” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in the forward-looking statements and future results could differ materially from historical performance. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation: the Company’s ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, the Company’s ability to collect insurance proceeds from claims made related to tax recapture events, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic and market conditions, high unemployment rates, higher inflation and its impacts (including U.S. federal government measures to address higher inflation), impacts of trade and tariff policies, U.S. fiscal debt, budget and tax matters (including the effect of a prolonged U.S. federal government shutdown), and any slowdown in global economic growth, risks associated with rapid increases or decreases in prevailing interest rates, our ability to attract and retain deposits and access to other sources of liquidity, changes in business prospects that could impact goodwill estimates and assumptions, consolidation in the banking industry, competition from banks and other financial institutions, the Company’s ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in legislative or regulatory requirements, as well as current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services, changes in accounting policies and practices or accounting standards, natural disasters (including wildfires and earthquakes), terrorist activities, war and geopolitical matters (including the war in Israel and potential for a broader regional conflict and the war in Ukraine and the imposition of additional sanctions and export controls in connection therewith), or pandemics, or other health emergencies and their effects on economic and business environments in which we operate, including the related disruption to the financial market and other economic activity, and those factors and risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and the Company’s other filings with the SEC. The Company cautions that the preceding list is not exhaustive of all possible risk factors and other factors could also adversely affect the Company’s results.

For any forward-looking statements made in this press release or in any documents, EFSC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Readers are cautioned not to place undue reliance on any forward-looking statements. Except to the extent required by applicable law or regulation, EFSC disclaims any obligation to revise or publicly release any revision or update to any of the forward-looking statements included herein to reflect events or circumstances that occur after the date on which such statements were made.

For more information contact
Investor Relations: Keene Turner, Senior Executive Vice President, CFO and COO (314) 512-7233
Media: Steve Richardson, Senior Vice President, Corporate Communications (314) 995-5695

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	Quarter ended					Year ended
(in thousands, except per share data)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
EARNINGS SUMMARY
Net interest income	$168,174	$158,286	$152,762	$147,516	$146,370	$626,738	$568,096
Provision for credit losses	9,236	8,447	3,470	5,184	6,834	26,337	21,508
Noninterest income	25,412	48,624	20,604	18,483	20,631	113,123	69,703
Noninterest expense	114,532	109,790	105,702	99,783	99,522	429,807	385,047
Income before income tax expense	69,818	88,673	64,194	61,032	60,645	283,717	231,244
Income tax expense	15,024	43,438	12,810	11,071	11,811	82,343	45,978
Net income	54,794	45,235	51,384	49,961	48,834	201,374	185,266
Preferred stock dividends	937	938	937	938	937	3,750	3,750
Net income available to common stockholders	$53,857	$44,297	$50,447	$49,023	$47,897	$197,624	$181,516

Diluted earnings per common share	$1.45	$1.19	$1.36	$1.31	$1.28	$5.31	$4.83
Adjusted diluted earnings per share[1]	$1.36	$1.20	$1.37	$1.31	$1.32	$5.24	$4.88
Return on average assets	1.27%	1.11%	1.30%	1.30%	1.27%	1.24%	1.25%
Adjusted return on average assets[1]	1.19%	1.12%	1.31%	1.29%	1.31%	1.23%	1.26%
Return on average common equity	10.95%	9.29%	11.03%	11.10%	10.75%	10.58%	10.60%
Adjusted return on average common equity[1]	10.28%	9.40%	11.12%	11.08%	11.08%	10.45%	10.71%
ROATCE[1]	14.02%	11.56%	13.84%	14.02%	13.63%	13.34%	13.58%
Adjusted ROATCE[1]	13.15%	11.70%	13.96%	13.99%	14.05%	13.17%	13.71%
Net interest margin (tax equivalent)	4.26%	4.23%	4.21%	4.15%	4.13%	4.21%	4.16%
Efficiency ratio	59.2%	53.1%	61.0%	60.1%	59.6%	58.1%	60.4%
Core efficiency ratio[1]	58.3%	61.0%	59.3%	58.8%	57.1%	59.3%	58.4%

Assets	$17,300,884	$16,402,405	$16,076,299	$15,676,594	$15,596,431
Average assets	$17,099,429	$16,178,088	$15,859,721	$15,642,999	$15,309,577	$16,199,003	$14,841,690
Period end common shares outstanding	36,965	37,011	36,950	36,928	36,988
Dividends per common share	$0.32	$0.31	$0.30	$0.29	$0.28	$1.22	$1.06
Tangible book value per common share[1]	$41.37	$41.58	$40.02	$38.54	$37.27
Tangible common equity to tangible assets[1]	9.07%	9.60%	9.42%	9.30%	9.05%
Total risk-based capital to risk-weighted assets[2]	13.9%	14.4%	14.7%	14.7%	14.6%

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.
[2]Capital ratios for the current quarter are preliminary and subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended					Year ended
(in thousands, except per share data)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
INCOME STATEMENTS
NET INTEREST INCOME
Interest income	$232,273	$225,390	$218,967	$211,780	$215,380	$888,410	$851,051
Interest expense	64,099	67,104	66,205	64,264	69,010	261,672	282,955
Net interest income	168,174	158,286	152,762	147,516	146,370	626,738	568,096
Provision for credit losses	9,236	8,447	3,470	5,184	6,834	26,337	21,508
Net interest income after provision for credit losses	158,938	149,839	149,292	142,332	139,536	600,401	546,588

NONINTEREST INCOME
Deposit service charges	5,081	4,935	4,940	4,420	4,730	19,376	18,344
Wealth management revenue	2,642	2,571	2,584	2,659	2,719	10,456	10,452
Card services revenue	2,621	2,535	2,444	2,395	2,484	9,995	9,966
Tax credit income (loss)	3,180	(300)	2,207	2,610	6,018	7,697	8,954
Insurance recoveries[1]	—	32,112	—	—	—	32,112	—
Other income	11,888	6,771	8,429	6,399	4,680	33,487	21,987
Total noninterest income	25,412	48,624	20,604	18,483	20,631	113,123	69,703

NONINTEREST EXPENSE
Employee compensation and benefits	50,149	49,640	50,164	48,208	46,168	198,161	181,313
Deposit costs	27,471	27,172	24,765	23,823	22,881	103,231	88,645
Occupancy	5,764	4,895	5,065	4,430	4,336	20,154	17,231
FDIC special assessment	(652)	—	—	—	—	(652)	625
Core conversion expense	—	—	—	—	1,893	—	4,868
Acquisition costs	2,548	609	518	—	—	3,675	—
Other expense	29,252	27,474	25,190	23,322	24,244	105,238	92,365
Total noninterest expense	114,532	109,790	105,702	99,783	99,522	429,807	385,047

Income before income tax expense	69,818	88,673	64,194	61,032	60,645	283,717	231,244

Income tax expense	15,024	11,326	12,810	11,071	11,811	50,231	45,978
Tax credit recapture and provision for anticipated tax applied to related insurance recoveries[2]	—	32,112	—	—	—	32,112	—
Total income tax expense	15,024	43,438	12,810	11,071	11,811	82,343	45,978
Net income	$54,794	$45,235	$51,384	$49,961	$48,834	$201,374	$185,266
Preferred stock dividends	937	938	937	938	937	3,750	3,750
Net income available to common stockholders	$53,857	$44,297	$50,447	$49,023	$47,897	$197,624	$181,516

Basic earnings per common share	$1.46	$1.20	$1.36	$1.33	$1.29	$5.34	$4.86
Diluted earnings per common share	$1.45	$1.19	$1.36	$1.31	$1.28	$5.31	$4.83

[1]Represents anticipated proceeds from a pending insurance claim related to a third quarter 2025 solar tax credit recapture event.
[2]Represents recapture of $24.1 million solar tax credit and approximately $8.0 million of estimated tax liability related to anticipated proceeds from pending insurance claim related to the recapture event.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At
($ in thousands)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024
BALANCE SHEETS

ASSETS
Cash and due from banks	$208,080	$208,455	$252,817	$260,280	$270,975
Interest-earning deposits	474,720	264,399	239,602	222,780	495,076
Debt and equity investments	3,810,876	3,527,467	3,384,347	3,108,763	2,863,989
Loans held for sale	928	681	586	—	110

Loans	11,800,338	11,583,109	11,408,840	11,298,763	11,220,355
Allowance for credit losses	(140,022)	(148,854)	(145,133)	(142,944)	(137,950)
Total loans, net	11,660,316	11,434,255	11,263,707	11,155,819	11,082,405

Fixed assets, net	58,993	49,248	48,639	48,083	45,009
Goodwill	416,968	365,164	365,164	365,164	365,164
Intangible assets, net	21,175	6,140	6,876	7,628	8,484
Other assets	648,828	546,596	514,561	508,077	465,219
Total assets	$17,300,884	$16,402,405	$16,076,299	$15,676,594	$15,596,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$4,874,115	$4,386,513	$4,322,332	$4,285,061	$4,484,072
Interest-bearing deposits	9,735,227	9,181,399	8,995,027	8,749,169	8,662,420
Total deposits	14,609,342	13,567,912	13,317,359	13,034,230	13,146,492
Subordinated debentures and notes	93,688	93,617	156,796	156,695	156,551
FHLB advances	—	327,000	294,000	205,000	—
Other borrowings	387,717	247,006	210,641	255,635	280,821
Other liabilities	170,751	184,538	174,604	156,961	188,565
Total liabilities	15,261,498	14,420,073	14,153,400	13,808,521	13,772,429
Stockholders’ equity:
Preferred stock	71,988	71,988	71,988	71,988	71,988
Common stock	370	370	369	369	370
Additional paid-in capital	1,000,775	997,446	991,663	988,554	990,733
Retained earnings	1,020,840	980,548	947,864	908,553	877,629
Accumulated other comprehensive loss	(54,587)	(68,020)	(88,985)	(101,391)	(116,718)
Total stockholders’ equity	2,039,386	1,982,332	1,922,899	1,868,073	1,824,002
Total liabilities and stockholders’ equity	$17,300,884	$16,402,405	$16,076,299	$15,676,594	$15,596,431

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Year ended
	December 31, 2025			December 31, 2024
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
AVERAGE BALANCE SHEET

ASSETS
Interest-earning assets:
Loans[1,2]	$11,463,410	$755,222	6.59%	$10,990,774	$755,448	6.87%
Taxable securities	2,057,017	83,734	4.07	1,512,132	53,167	3.52
Nontaxable securities[2]	1,209,424	43,623	3.61	1,000,558	31,963	3.19
Total securities	3,266,441	127,357	3.90	2,512,690	85,130	3.39
Interest-earning deposits	418,980	17,566	4.19	368,221	18,918	5.14
Total interest-earning assets	15,148,831	900,145	5.94	13,871,685	859,496	6.20

Noninterest-earning assets	1,050,172			970,005

Total assets	$16,199,003			$14,841,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing demand accounts	$3,311,368	$68,932	2.08%	$3,033,616	$76,932	2.54%
Money market accounts	3,730,110	113,286	3.04	3,494,497	127,651	3.65
Savings accounts	535,021	724	0.14	567,147	1,261	0.22
Certificates of deposit	1,533,608	58,156	3.79	1,371,009	58,764	4.29
Total interest-bearing deposits	9,110,107	241,098	2.65	8,466,269	264,608	3.13
Subordinated debentures and notes	135,809	9,543	7.03	156,260	10,497	6.72
FHLB advances	75,027	3,422	4.56	30,363	1,691	5.57
Securities sold under agreements to repurchase	201,001	5,829	2.90	164,959	5,667	3.44
Other borrowings	56,610	1,780	3.14	37,833	492	1.30
Total interest-bearing liabilities	9,578,554	261,672	2.73	8,855,684	282,955	3.20

Noninterest-bearing liabilities:
Demand deposits	4,525,761			4,042,368
Other liabilities	155,194			159,463
Total liabilities	14,259,509			13,057,515
Stockholders' equity	1,939,494			1,784,175
Total liabilities and stockholders' equity	$16,199,003			$14,841,690

Total net interest income		$638,473			$576,541
Net interest margin			4.21%			4.16%

[1] Average balances include nonaccrual loans. Interest income includes loan fees of $7.0 million and $9.6 million for the years ended December 31, 2025 and December 31, 2024, respectively.
[2] Non-taxable income is presented on a fully tax-equivalent basis using a tax rate of approximately 25%. The tax-equivalent adjustments were $11.7 million and $8.4 million for the years ended December 31, 2025 and December 31, 2024, respectively.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At or for the quarter ended
($ in thousands)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024
LOAN PORTFOLIO
Commercial and industrial	$5,231,616	$4,943,561	$4,870,268	$4,729,707	$4,716,689
Commercial real estate	5,453,821	5,178,649	5,074,100	5,046,293	4,974,787
Construction real estate	687,584	858,146	844,497	880,708	891,059
Residential real estate	367,682	365,010	364,281	366,353	359,263
Consumer	59,635	237,743	255,694	275,702	278,557
Total loans	$11,800,338	$11,583,109	$11,408,840	$11,298,763	$11,220,355

DEPOSIT PORTFOLIO
Noninterest-bearing demand accounts	$4,874,115	$4,386,513	$4,322,332	$4,285,061	$4,484,072
Interest-bearing demand accounts	3,537,334	3,301,621	3,184,670	3,193,903	3,175,292
Money market and savings accounts	4,528,510	4,228,605	4,209,032	4,167,375	4,117,524
Brokered certificates of deposit	721,977	762,499	752,422	542,172	484,588
Other certificates of deposit	947,406	888,674	848,903	845,719	885,016
Total deposits	$14,609,342	$13,567,912	$13,317,359	$13,034,230	$13,146,492

AVERAGE BALANCES
Loans	$11,794,459	$11,454,183	$11,358,209	$11,240,806	$11,100,112
Securities	3,623,965	3,353,305	3,149,010	2,930,912	2,748,063
Interest-earning assets	15,971,267	15,135,880	14,822,957	14,650,854	14,323,053
Assets	17,099,429	16,178,088	15,859,721	15,642,999	15,309,577
Deposits	14,537,381	13,604,302	13,245,241	13,141,556	12,958,156
Stockholders’ equity	2,022,472	1,964,126	1,906,089	1,863,272	1,844,509
Tangible common equity[1]	1,524,453	1,520,476	1,461,700	1,418,094	1,398,427

YIELDS (tax equivalent)
Loans	6.51%	6.64%	6.64%	6.57%	6.73%
Securities	4.02	3.93	3.86	3.75	3.51
Interest-earning assets	5.86	5.99	6.00	5.93	6.05
Interest-bearing deposits	2.46	2.67	2.70	2.77	2.96
Deposits	1.64	1.80	1.82	1.83	2.00
Subordinated debentures and notes	6.61	7.78	7.00	6.63	6.70
FHLB advances and other borrowed funds	3.27	3.47	3.48	3.01	2.81
Interest-bearing liabilities	2.52	2.77	2.81	2.84	3.02
Net interest margin	4.26	4.23	4.21	4.15	4.13
1Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
(in thousands, except per share data)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024
ASSET QUALITY
Net charge-offs (recoveries)	$20,674	$4,057	$630	$(1,059)	$7,131
Nonperforming loans	82,809	127,878	105,807	109,882	42,687
Classified assets	410,485	352,792	281,162	264,460	193,838
Nonperforming loans to total loans	0.70%	1.10%	0.93%	0.97%	0.38%
Nonperforming assets to total assets	0.95%	0.83%	0.71%	0.72%	0.30%
Allowance for credit losses to total loans	1.19%	1.29%	1.27%	1.27%	1.23%
Allowance for credit losses to loans, excluding guaranteed loans[1]	1.29%	1.40%	1.38%	1.38%	1.34%
Allowance for credit losses to nonperforming loans	169.1%	116.4%	137.2%	130.1%	323.2%
Net charge-offs (recoveries) to average loans - annualized	0.70%	0.14%	0.02%	(0.04)%	0.26%

WEALTH MANAGEMENT
Trust assets under management	$2,750,803	$2,566,784	$2,457,471	$2,250,004	$2,412,471

SHARE DATA
Book value per common share	$53.22	$51.62	$50.09	$48.64	$47.37
Tangible book value per common share[1]	$41.37	$41.58	$40.02	$38.54	$37.27
Market value per share	$54.00	$57.98	$55.10	$53.74	$56.40
Period end common shares outstanding	36,965	37,011	36,950	36,928	36,988
Average basic common shares	36,997	37,015	36,963	36,971	37,118
Average diluted common shares	37,265	37,333	37,172	37,287	37,447

CAPITAL
Total risk-based capital to risk-weighted assets[2]	13.9%	14.4%	14.7%	14.7%	14.6%
Tier 1 capital to risk-weighted assets[2]	12.8%	13.3%	13.2%	13.1%	13.1%
Common equity tier 1 capital to risk-weighted assets[2]	11.6%	12.0%	11.9%	11.8%	11.8%
Tangible common equity to tangible assets[1]	9.07%	9.60%	9.42%	9.30%	9.05%

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.
[2]Capital ratios for the current quarter are preliminary and subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Quarter ended					Year ended
($ in thousands)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
CORE EFFICIENCY RATIO
Net interest income (GAAP)	$168,174	$158,286	$152,762	$147,516	$146,370	$626,738	$568,096
Tax equivalent adjustment	3,477	3,045	2,738	2,475	2,272	11,735	8,445
Noninterest income (GAAP)	25,412	48,624	20,604	18,483	20,631	113,123	69,703
Less insurance recoveries[1]	—	32,112	—	—	—	32,112	—
Less net gain (loss) on sale of investment securities	(57)	—	—	106	—	49	—
Less net gain (loss) on OREO	6,169	7	56	23	(68)	6,255	3,089
Core revenue (non-GAAP)	$190,951	$177,836	$176,048	$168,345	$169,341	$713,180	$643,155

Noninterest expense (GAAP)	$114,532	$109,790	$105,702	$99,783	$99,522	$429,807	$385,047
Less FDIC special assessment	(652)	—	—	—	—	(652)	625
Less core conversion expense	—	—	—	—	1,893	—	4,868
Less amortization on intangibles	1,380	736	753	855	916	3,724	3,834
Less acquisition costs	2,548	609	518	—	—	3,675	—
Core noninterest expense (non-GAAP)	$111,256	$108,445	$104,431	$98,928	$96,713	$423,060	$375,720

Core efficiency ratio (non-GAAP)	58.3%	61.0%	59.3%	58.8%	57.1%	59.3%	58.4%
[1]Represents anticipated proceeds from a pending insurance claim related to a third quarter 2025 solar tax credit recapture event.

	Quarter ended
(in thousands, except per share data)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024
TANGIBLE COMMON EQUITY, TANGIBLE BOOK VALUE PER SHARE AND TANGIBLE COMMON EQUITY RATIO
Stockholders’ equity (GAAP)	$2,039,386	$1,982,332	$1,922,899	$1,868,073	$1,824,002
Less preferred stock	71,988	71,988	71,988	71,988	71,988
Less goodwill	416,968	365,164	365,164	365,164	365,164
Less intangible assets	21,175	6,140	6,876	7,628	8,484
Tangible common equity (non-GAAP)	$1,529,255	$1,539,040	$1,478,871	$1,423,293	$1,378,366
Less net unrealized losses on HTM securities, after tax	26,431	37,341	56,508	55,819	52,881
Tangible common equity adjusted for unrealized losses on HTM securities (non-GAAP)	$1,502,824	$1,501,699	$1,422,363	$1,367,474	$1,325,485

Common shares outstanding	36,965	37,011	36,950	36,928	36,988
Tangible book value per common share (non-GAAP)	$41.37	$41.58	$40.02	$38.54	$37.27

Total assets (GAAP)	$17,300,884	$16,402,405	$16,076,299	$15,676,594	$15,596,431
Less goodwill	416,968	365,164	365,164	365,164	365,164
Less intangible assets	21,175	6,140	6,876	7,628	8,484
Tangible assets (non-GAAP)	$16,862,741	$16,031,101	$15,704,259	$15,303,802	$15,222,783

Tangible common equity to tangible assets (non-GAAP)	9.07%	9.60%	9.42%	9.30%	9.05%
Tangible common equity to tangible assets adjusted for unrealized losses on HTM securities (non-GAAP)	8.91%	9.37%	9.06%	8.94%	8.71%

	Quarter ended					Year ended
($ in thousands)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE), RETURN ON AVERAGE ASSETS (ROAA) AND DILUTED EARNINGS PER SHARE
Average stockholder’s equity (GAAP)	$2,022,472	$1,964,126	$1,906,089	$1,863,272	$1,844,509	$1,939,494	$1,784,175
Less average preferred stock	71,988	71,988	71,988	71,988	71,988	71,988	71,988
Less average goodwill	414,858	365,164	365,164	365,164	365,164	377,690	365,164
Less average intangible assets	11,173	6,498	7,237	8,026	8,930	8,238	10,329
Average tangible common equity (non-GAAP)	$1,524,453	$1,520,476	$1,461,700	$1,418,094	$1,398,427	$1,481,578	$1,336,694

Net income (GAAP)	$54,794	$45,235	$51,384	$49,961	$48,834	$201,374	$185,266
FDIC special assessment (after tax)	(488)	—	—	—	—	(488)	470
Core conversion expense (after tax)	—	—	—	—	1,424	—	3,661
Acquisition costs (after tax)	1,742	549	462	—	—	2,753	—
Less net gain (loss) on sale of investment securities (after tax)	(43)	—	—	80	—	37	—
Less net gain (loss) on OREO (after tax)	4,621	5	42	17	(51)	4,685	2,323
Net income adjusted (non-GAAP)	$51,470	$45,779	$51,804	$49,864	$50,309	$198,917	$187,074
Less preferred stock dividends	937	938	937	938	937	3,750	3,750
Net income available to common stockholders adjusted (non-GAAP)	$50,533	$44,841	$50,867	$48,926	$49,372	$195,167	$183,324
Return on average common equity	10.95%	9.29%	11.03%	11.10%	10.75%	10.58%	10.60%
Adjusted return on average common equity (non-GAAP)	10.28%	9.40%	11.12%	11.08%	11.08%	10.45%	10.71%
ROATCE (non-GAAP)	14.02%	11.56%	13.84%	14.02%	13.63%	13.34%	13.58%
Adjusted ROATCE (non-GAAP)	13.15%	11.70%	13.96%	13.99%	14.05%	13.17%	13.71%

Average assets	$17,099,429	$16,178,088	$15,859,721	$15,642,999	$15,309,577	$16,199,003	$14,841,690
Return on average assets (GAAP)	1.27%	1.11%	1.30%	1.30%	1.27%	1.24%	1.25%
Adjusted return on average assets (non-GAAP)	1.19%	1.12%	1.31%	1.29%	1.31%	1.23%	1.26%
Average diluted common shares	37,265	37,333	37,172	37,287	37,447	37,239	37,567
Diluted earnings per share (GAAP)	$1.45	$1.19	$1.36	$1.31	$1.28	$5.31	$4.83
Adjusted diluted earnings per share (non-GAAP)	$1.36	$1.20	$1.37	$1.31	$1.32	$5.24	$4.88

	Quarter ended					Year ended
($ in thousands)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
CALCULATION OF PRE-PROVISION NET REVENUE (PPNR)
Net interest income (GAAP)	$168,174	$158,286	$152,762	$147,516	$146,370	$626,738	$568,096
Noninterest income (GAAP)	25,412	48,624	20,604	18,483	20,631	113,123	69,703
FDIC special assessment	(652)	—	—	—	—	(652)	625
Core conversion expense	—	—	—	—	1,893	—	4,868
Acquisition costs	2,548	609	518	—	—	3,675	—
Less net gain (loss) on sale of investment securities	(57)	—	—	106	—	49	—
Less net gain (loss) on OREO	6,169	7	56	23	(68)	6,255	3,089
Less insurance recoveries	—	32,112	—	—	—	32,112	—
Less noninterest expense (GAAP)	114,532	109,790	105,702	99,783	99,522	429,807	385,047
PPNR (non-GAAP)	$74,838	$65,610	$68,126	$66,087	$69,440	$274,661	$255,156

	At
($ in thousands)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024
ALLOWANCE TO LOANS RATIO EXCLUDING GUARANTEED LOANS
Loans	$11,800,338	$11,583,109	$11,408,840	$11,298,763	$11,220,355
Less guaranteed loans	960,132	922,168	913,118	942,651	947,665
Adjusted loans (non-GAAP)	$10,840,206	$10,660,941	$10,495,722	$10,356,112	$10,272,690

Allowance for credit losses	$140,022	$148,854	$145,133	$142,944	$137,950
Allowance for credit losses/loans (GAAP)	1.19%	1.29%	1.27%	1.27%	1.23%
Allowance for credit losses/adjusted loans (non-GAAP)	1.29%	1.40%	1.38%	1.38%	1.34%

	Quarter ended					Year ended
($ in thousands)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Dec 31, 2025
ADJUSTED EFFECTIVE TAX RATE
Income before income tax expense (GAAP)	$69,818	$88,673	$64,194	$61,032	$60,645	$283,717
Less insurance recoveries[1]	—	32,112	—	—	—	32,112
Adjusted income before income tax expense (non-GAAP)	$69,818	$56,561	$64,194	$61,032	$60,645	$251,605

Income tax expense (GAAP)	$15,024	$43,438	$12,810	$11,071	$11,811	$82,343
Less tax credit recapture and tax applied to insurance recoveries[1]	—	32,112	—	—	—	32,112
Adjusted income tax expense (non-GAAP)	$15,024	$11,326	$12,810	$11,071	$11,811	$50,231

Effective tax rate (GAAP)	21.5%	49.0%	20.0%	18.1%	19.5%	29.0%
Adjusted effective tax rate (non-GAAP)	21.5%	20.0%	20.0%	18.1%	19.5%	20.0%
[1]Represents $32.1 million of anticipated proceeds from a pending insurance claim related to a third quarter 2025 solar tax credit recapture event included in noninterest income, and $24.1 million of tax liability related to the anticipated recapture plus approximately $8.0 million of estimated tax liability related to the anticipated proceeds from the pending insurance claim included in income tax expense.